Exhibit 5.1

May 1, 2023 Presto Automation Inc. 985 Industrial Road San Carlos, CA 94070

Ladies and Gentlemen:

We have acted as New York counsel to Presto Automation Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, of up to 400,000 shares (the “Resale Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, by certain of the selling securityholders named in the Registration Statement, that may be issued upon exercise of warrants to purchase shares of Common Stock at an exercise price of $0.01 per share, subject to adjustment (the “Resale Warrants”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	a copy of the Second Amended & Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware on September 21, 2022 and certified by the Secretary of the Company;

(c)	a copy of the Bylaws of the Company as in effect on September 21, 2022, certified by the Secretary of the Company;

(d)	Warrant to Purchase Common Stock, dated March 31, 2023, by and between Presto Automation Inc. and Metropolitan Levered Partners Fund VII, LP (“Metropolitan Warrant No. 1”);

May 1, 2023

(e)	Warrant to Purchase Common Stock, dated March 31, 2023, by and between Presto Automation Inc. and Metropolitan Partners Fund VII, LP (“Metropolitan Warrant No. 2”);

(f)	Warrant to Purchase Common Stock, dated March 31, 2023, by and between Presto Automation Inc. and Metropolitan Offshore Partners Fund VII, LP (“Metropolitan Warrant No. 3”);

(g)	Warrant to Purchase Common Stock, dated March 31, 2023, by and between Presto Automation Inc. and CEOF Holdings, LP (“Metropolitan Warrant No. 4” and together with Metropolitan Warrant No. 1, Metropolitan Warrant No. 2 and Metropolitan Warrant No. 3, the “Metropolitan Warrants”); and

(h)	a copy of the Unanimous Written Consent in Lieu of a Meeting of the Board of Directors of the Company, dated as of March 31, 2023, certified by the Secretary of the Company.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Resale Shares, when issued and paid for upon exercise of the Resale Warrants in accordance with the terms of the Metropolitan Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

May 1, 2023

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Common Stock pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Common Stock appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

CJD; LKM; CMC

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